Exhibit 99.1

GlycoGenesys, Inc. Files Counterclaims Against David Platt and Pro-Pharmaceuticals, Inc.

BOSTON—(BUSINESS WIRE)—Feb. 24, 2004—GlycoGenesys, Inc., (Nasdaq: GLGS), a biotechnology company developing carbohydrate-based drugs, today announced that it has filed counterclaims against David Platt and Pro-Pharmaceuticals, Inc. (AMEX: PRW) in connection with the lawsuit commenced earlier this month by David Platt.

The counterclaims include, among others, breach by David Platt of his separation agreement with the Company, tortious interference claims against Pro-Pharmaceuticals, and misappropriation of proprietary rights claims against David Platt and Pro-Pharmaceuticals.

GlycoGenesys seeks monetary damages, injunctive relief to prevent David Platt and Pro-Pharmaceuticals from engaging in certain competitive activities relating to the use of polysaccharides to treat cancer and further seeks the assignment by David Platt and Pro-Pharmaceuticals of certain intellectual property to GlycoGenesys for which it claims rights.

GlycoGenesys, Inc.

GlycoGenesys is a biotechnology company that develops and licenses products based on glycobiology. The Company’s human therapeutic product GCS-100, a unique compound to treat cancer, has been evaluated in Phase II(a) human clinical trials for both colorectal and pancreatic cancers. The Company most recently completed a Phase I dose escalation trial of GCS-100 up to 80 mg/m2 at Sharp Clinical Oncology Research in San Diego, California. Further information is available on GlycoGenesys’ web site: www.glycogenesys.com.

Safe Harbor Statement

Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including, but not limited to, risks of product development (such as failure to demonstrate efficacy or safety), risk related to FDA and other regulatory procedures, market acceptance risks, the impact of competitive products and pricing, the results of current and future licensing, joint ventures and other collaborative relationships, the results of financing efforts, developments regarding intellectual property rights and litigation, and other risks identified in the Company’s Securities and Exchange Commission filings. Actual results, events or performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT: GlycoGenesys

John W. Burns, 617-422-0674

Senior Vice President and CFO

Rick Pierce, 617-422-0674

VP of Business Development